Exhibit 10.6

PURCHASE AGREEMENT

          THIS AGREEMENT is made as of June 24, 2005 (the “Effective Date”), between Circle Pines Mainstreet II, LLC, a Minnesota limited liability company (“Seller”), and Northern Technologies International Corporation, a Minnesota corporation (“Buyer”).

          In consideration of this Agreement, Seller and Buyer agree as follows:

          1.  Sale of Property.  Seller agrees to sell and convey unto Buyer, and Buyer agrees to purchase and accept from Seller, for the price and subject to the terms, covenants, conditions, and provisions herein set forth, the following (collectively referred to herein as the “Property”):

(a)

All of that land located at 22 Village Parkway in Circle Pines, Minnesota to be replatted prior to Closing to be legally described on Exhibit A attached hereto and incorporated herein and depicted on the preliminary plat attached hereto as Exhibit A-1 and incorporated herein (the “Land”), together with all improvements thereon including a 41,374 square foot building (the “Improvements”), subject to an access easement to be located along the western boundary of the Land (the “Access Easement”).

(b)

All right, title, and interest, if any, of Seller, in and to (i) any land lying in the bed of any street, road, or access way, opened or proposed, in front of, at a side of, or adjoining the Land or the Improvements to the centerline thereof; (ii) all reversions, remainders, appurtenances, licenses, tenements and hereditaments appertaining to, or otherwise benefiting or used in the operation of the Land or the Improvements; and (iii) all minerals, oil or gas, air rights, and any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of the Land or the Improvements (the “Property Rights”);

(c)	To the extent assignable, Seller’s interest, if any, in all guaranties, warranties and other intangible property related to the Land and the Improvements (the “Intangible Property”).

(d)	To the extent assignable, Seller’s interest, if any, in all licenses and governmental permits related to the Land and the Improvements (the “Permits and Licenses”).

(e)	All existing fixtures in the Improvements, including, without limitation, the heating, plumbing, electrical, air conditioning and ventilation systems (the “Fixtures”);

(f)

To the extent in Seller’s possession, all records of Seller used or useful in connection with the operation of the Land and Improvements, including without limitation, all records regarding management and leasing, real estate taxes and assessments, insurance, tenants, maintenance, repairs, capital improvements and services (the “Records”); and

(g)

To the extent in Seller’s possession, all site and building plans, specifications and construction contracts prepared in connection with the Improvements and the Fixtures (the “Plans and Construction Contracts”).

          2.  Purchase Price and Manner of Payment.  The total purchase price for the Property (the “Purchase Price”) is One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00).  Buyer shall pay the Purchase Price to Seller as follows:

(a)

$50,000.00 as earnest money (the “Earnest Money”) paid within five (5) days after the full execution of this Agreement to First American Title Insurance Company (the “Title Company”), the sufficiency of which Seller hereby acknowledges. The Title Company shall invest the Earnest Money in an interest-bearing account approved by Buyer. All interest accrued or earned thereon shall be added to and included in the amount of the Earnest Money.

(b)	The remaining balance of the Purchase Price by wire transfer to the Title Company for the benefit of Seller on the Closing Date (the “Closing Payment”).

          Buyer shall be entitled to fund the Earnest Money with a letter of credit; provided, however, the letter of credit must be unconditional and irrevocable and issued by a recognized financial institution acceptable to Seller.  At Buyer’s option, at Closing the Earnest Money may be returned by the Title Company to Buyer and Buyer will wire transfer to the Title Company the entire Purchase Price.  If this Agreement is terminated after the Contingency Date, Buyer authorizes the Title Company to draw upon the letter of credit and/or pay such sums to Seller subject to the terms of this Agreement.

          3.  Due Diligence Documents.  Seller agrees within thirty (30) days of the Effective Date, to furnish to Buyer for Buyer’s review and approval true and correct copies of the following items, if any, in its possession (the “Due Diligence Documents”):

(a)	The Permits and Licenses.

(b)	The Records.

(c)	Plans and Construction Contracts.

(d)	Any Environmental Site Assessment and any other soil, geotechnical or environmental reports on the Property in the possession of Seller.

(e)	Any guaranties and warranties with respect to the Property in the possession of Seller.

(f)	Any engineering and other professional reports for the Property or relating to the condition of the Property in the possession of Seller.

(g)	The written lease agreement and all amendments thereto and extensions thereof, for the Property by and between AGS Publishing, Inc., as tenant, and Seller, as landlord (the “AGS Lease”).

          4.  Title and Survey.

(a)

Survey.  Within thirty (30) days of the Effective Date, Seller shall, at its sole cost, obtain an ALTA/ACSM Land Title Survey (the “Survey”) certified to Buyer and the Title Company dated within one (1) year of the Closing. (the “Survey”).

(b)

Title Evidence.  Within thirty (30) days of the Effective Date, Seller shall, at its sole cost and expense, deliver to Buyer a commitment (the “Commitment”) for a 1992 ALTA Owner’s Policy of Title Insurance in favor of Buyer in the amount of the Purchase Price and a copy of all exceptions and documents referenced therein.

(c)

Buyer’s Objections.  Buyer shall have fifteen (15) days after the later of receipt of the Commitment or the Survey within which to examine same (the “Title/Survey Review Period”).  Buyer shall, no later than the expiration of the Title/Survey Review Period, notify Seller in writing of any defect(s) (the “Objections”), provided that if Buyer fails to give Seller written notice of the Objections before the expiration of the Title/Survey Review Period, the matters shown in the Commitment and on the Survey shall be deemed to be waived as objections and be deemed “Permitted Exceptions”.  Seller will have thirty (30) days after receipt of the Objections to cure the Objections, during which period the Closing shall be postponed if necessary.  Seller agrees to remove by payment, bonding, or otherwise, any lien or encumbrance in a liquidated amount against the Property which was created by Seller and which is removable by the payment of money or the posting of a bond.  Seller shall remove any other defect provided that Seller shall not be required to cure any other defect(s) to the extent that the cost of curing such defect(s) exceeds, in the aggregate, Five Thousand and 00/100 Dollars ($5,000.00).  If the Objections are not cured within said thirty (30) day period, Buyer shall have the option to:

(1)	Terminate this Agreement by notice in writing to Seller and receive a refund of the Earnest Money and all interest earned thereon; or

(2)	Waive the Objections and proceed to the Closing.

(d)

Update of Commitment.  From time to time after obtaining the Commitment but at or prior to Closing, Buyer may, at its expense, update the effective date of the Commitment for the Property and give an Objection notice to Seller as to Objections which were not reflected in the previous Commitment (the “Subsequent Title Defects”).  With respect to Subsequent Title Defects, Buyer and Seller shall have the same rights and obligations as set forth in subparagraph (c) above.

(e)

Conveyancing.  Marketable, insurable, fee simple title to the Land, Improvements and Fixtures shall be conveyed via Warranty Deed at Closing, subject only to the Permitted Exceptions, and to the Property Rights via a Quit Claim Deed at Closing, subject only to the Permitted Exceptions.

(f)

Future Encumbrances. Except for the Access Easement and the replat of the Land, from and after the Effective Date, Seller will not voluntarily place or permit to arise on the Property any easement, restriction, condition, covenant, lien or encumbrance which will not be removed at or prior to Closing, provided, however, that this shall not prohibit any action required to be taken by Seller by any governmental action or order.  Prior to recording, Seller shall obtain Buyer’s prior written approval of the final plat of the Land and the Access Easement, provided, however, Buyer’s approval shall not be unreasonably withheld, conditioned or delayed.

          5.  Inspection Period.  Buyer shall have ninety (90) days following the Effective Date (the “Inspection Period”), to make such physical, zoning, soil tests, engineering inspections, hazardous waste and environmental reviews, wetland delineations, business feasibility reviews of the Property and such other tests, studies and investigations of the Property as Buyer, in Buyer’s sole discretion, deems necessary to make (the “Tests”) and to review the Due Diligence Documents.  Seller shall make the Property available to Buyer and its agents, consultants and engineers for such examinations, inspections and investigations as Buyer deems appropriate, provided that Buyer shall obtain Seller’s written consent, which shall not be unreasonably withheld, to any proposed tests of any invasive nature or which could damage the Property.  Buyer shall bear the cost of all inspections and tests.

All information provided by Seller to Buyer relating to the Property in the course of its review shall be treated as confidential information by Buyer, its employees, agents, representatives and contractors.  Buyer shall be liable for all costs and expenses, and/or damages or injuries to any person or property resulting from any such inspection or failure to keep all such information confidential.

          6.  Inspection Obligations.  Buyer and its agents and representatives shall:

(a)	Repair any damage to the Property caused by Buyer’s investigation and shall return the Property to substantially the same condition as existed prior to such entry.;

(b)	Promptly pay when due the costs of all Tests, investigations, and examinations done with regard to the Property and with Buyer’s authorization;

(c)	Not permit any liens to attach to the Property by reason of the exercise of its rights hereunder;

(d)

Indemnify and hold harmless Seller against all claims, demands, losses, costs, damages and expenses including property damage, bodily injury (including death) and reasonable attorneys’ fees arising out of any activities conducted by Buyer or Buyer’s agents, employees or contractors on the Property; and

(e)	Not unreasonably interfere with the business operations of the tenant, AGS Publishing, on the Property.

          7.  Contingencies.  The obligations of Buyer under this Agreement are contingent upon each of the following (the “Contingencies”):

(a)	Title. Title to the Property shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of Section 4.

(b)	Testing. Buyer shall have determined that it is satisfied with the results of and matters disclosed by the Tests on or before the termination of the Inspection Period.

(c)	Due Diligence Document Review. Buyer shall have determined, on or before the Contingency Date, that it is satisfied with its review and analysis of the Due Diligence Documents.

(d)

Government Approvals.  Buyer shall have obtained at its sole cost and expense, on or before the Contingency Date, as defined below, all final governmental approvals necessary in Buyer’s judgment in order to make use of the Property as Buyer intends including but not limited to use of the Property for light manufacturing and processing.  Seller shall, without charge to Buyer, cooperate in Buyer’s attempts to obtain all such governmental approvals.

(e)	Building Separation. Buyer shall be satisfied with the cost and obligations associated with performing the work required to separate the buildings pursuant to Section 20 below.

          If any of the Contingencies have not been satisfied, as determined by Buyer in Buyer’s sole discretion, on or before the date that is ninety (90) days after the Effective Date (the “Contingency Date”), then this Agreement may be terminated, at Buyer’s option, by written notice from Buyer to Seller delivered on or before the Contingency Date and thereupon the Earnest Money and any interest earned thereon, shall be immediately paid to Buyer and upon such return, neither party will have any further rights or obligations to the other regarding this Agreement or the Property, except Buyer’s obligations under Section 6 shall survive such termination.  After the expiration of the Contingency Date, the Earnest Money shall be non-refundable and deemed earned by Seller.

          8.  Seller’s Representations and Warranties.  Seller represents and warrants to Buyer as follows:

(a)

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified and authorized to own property and do business in the State of Minnesota.  Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder.  This Agreement has been duly authorized and executed by Seller and is binding on Seller and enforceable against Seller in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditor’s rights generally.  No consent of any other person or entity to such execution, delivery, and performance is required.

(b)

Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).  At Closing, Seller shall deliver to Buyer a certificate to such effect.

(c)

Seller has not received written notice of violations from any municipal, county, federal, or state governmental agency with regard to violations of any rules, ordinances, orders, requirements, or regulations imposed on or affecting the Property.

(d)	Seller has not received written notice of any pending or threatened condemnation, eminent domain, zoning, environmental or other land use proceedings with respect to the Property.

(e)

Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any agreement to which Seller is a party or by which any of its property is bound, or constitute a default thereunder.

(f)	As of the Effective Date, there are special assessments filed against the Property.

(g)

Seller has not received written notice from a governmental authority that the Property is in violation of any requirement of any laws and regulations, including without limitation, the Americans with Disabilities Act and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto.

(h)

Seller has not received any written notice of proceedings relating to the revocation or modification of any licenses, certificates of occupancy, permits, consent orders, authorizations or other approvals (collectively the “Licenses”) required for the ownership, use or operation of the Property which would have an adverse effect on the Property.

(i)

Seller has not received any written notice or notice of filing of any violation of any restriction, condition, covenant or agreement concerning the Property or the use thereof contained in any instrument of record or in any federal, state, municipal or governmental permit, rule or regulation applicable to the Property.

(j)

As of the Effective Date hereof, there is not now pending nor has Seller received written notice of a threat of any action, suit or proceeding against or affecting Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding, upon consummation of the sale contemplated hereby to Buyer may reasonably be expected to have a material adverse effect on the business of or on the condition or operations of the Property, or would interfere with Seller’s ability to consummate the transactions contemplated by this Agreement.

(k)

Seller has not used, generated, processed, stored, released, discharged, transported, handled or disposed of any Hazardous Materials, as hereafter defined, on the Property except for such storage and use by Seller incidental to the construction and operation of the Property as a office/warehouse building, which was in compliance with Hazardous Waste Laws, as hereafter defined.  To the best of Seller’s knowledge, there are no Hazardous Materials on the Property in violation of any Hazardous Waste Laws. Seller has not received any notice of any violation of any Hazardous Waste Law with respect to the Property.  For purposes herein “Hazardous Materials” means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Hazardous Waste Laws.  For purposes herein “Hazardous Waste Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act (“RCRA”), the Toxic Substances Control Act (the “TSCA”), as such acts may be amended from time to time, or any other federal or state statutory or regulatory cause of action arising from or related to Hazardous Materials at, in or under the Property.

(l)

All items, including but not limited to Due Diligence Documents, delivered by Seller to Buyer are, to the best of Seller’s knowledge based solely on reliance on others, and shall be true, correct and accurate copies, in all material respects, of what they purport to be, otherwise unamended and unaltered.

All representations and warranties made herein shall be reaffirmed at Closing to be effective as of that date.  Seller agrees to immediately notify Buyer upon discovery by Seller that any of the above representations and warranties are materially incomplete or untrue.  Upon discovery by Buyer prior to the expiration of the Contingency Period that a fact or matter represented or warranted as of the Effective Date is no longer true (whether or not actually known by Seller), Buyer may terminate this Agreement in the manner set forth in Section 7 above. All such representations and warranties shall survive Closing for a period of six (6) months after Closing and shall not be merged in the execution and delivery of the deed and other documents of conveyance executed hereunder notwithstanding the lack of reference in said deed and documents of conveyance to the representations and warranties described herein. Seller shall furnish a certificate on the date of Closing recertifying as to the accuracy of the representations and warranties contained herein as of the date of Closing.

Upon discovery by Seller after the termination of the Contingency Period but prior to or on the Closing date that a representation or warranty is materially untrue or that a fact or matter represented or warranted as of the Effective Date is no longer true (whether or not actually known by Seller), Buyer at its option shall have the right to: (i) receive the return of the Earnest Money, together with all interest earned thereon, and reimbursement of actual out-of-pocket costs incurred in connection with Buyer’s inspection in an amount not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00), whereupon this Agreement shall terminate and the parties shall be released from all further obligations hereunder, except for Buyer’s obligations under Section 6, which shall survive such termination, or (ii) elect to purchase the Property notwithstanding the existence of such untrue representation or warranty without any adjustment of the Purchase Price.  In the event the Buyer elects to proceed with the purchase of the Property, it shall take subject to such untrue representation or warranty, and Buyer shall be deemed to have waived any claim with respect to such untrue representation or warranty.  Upon discovery by Buyer after the Closing date that a representation or warranty is untrue, when given or updated or at Closing, Seller hereby agrees to indemnify and hold Buyer harmless from and against and to reimburse Buyer with respect to any and all claims, demands, causes of action, loss, damage, liabilities and costs (including reasonable attorneys’ fees and court costs) asserted against or incurred by Buyer by reason of or arising out of or resulting from the breach of any representation or warranty as set forth herein, provided such indemnification shall only extend to claims made in writing within twelve (12) months following the date of Closing and to actual damages and shall not include consequential damages.

          9.  Buyer’s Representations.  Buyer represents and warrants to Seller as follows:

(a)

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified and authorized to own property and do business in the State of Minnesota.  Buyer has full power and authority to enter into this Agreement and to perform all its obligations hereunder.  This Agreement has been duly authorized and executed by Buyer and is binding on Buyer and enforceable against Buyer in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditor’s rights generally.  No consent of any other person or entity to such execution, delivery, and performance is required.

(b)

Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license, or undertaking to which Buyer is a party or by which any of its property is bound, or constitute a default thereunder or result in the creation of any lien or encumbrance upon the Property.

The above representations and warranties shall survive Closing for a period of six (6) months after Closing, and shall not be merged in the execution and delivery of the deed and other documents of conveyance executed hereunder notwithstanding the lack of reference in said deed and documents of conveyance to the representations and warranties described herein and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto.

          10.  Operation Prior to Closing.  During the period from the Effective Date to the Closing Date, Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate casualty and liability insurance. During this period, Seller shall continue to make necessary repairs to the Property in the ordinary course of business.  The Property shall be in substantially the same condition on the date of conveyance to Seller as existed on the Effective Date of this Agreement, reasonable wear and tear, or damage caused by casualty or the Seller, excepted.

          11.  Future Contracts.  After the Effective Date, unless the contract will be terminated prior to the Closing, Seller shall not enter into any contract which would affect the Property without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed.  In any case where the Buyer’s consent is required hereunder, Buyer shall be given ten (10) days to review the proposed contract.  If Buyer fails to deliver to Seller Buyer’s objection in writing to such contract within ten (10) days after written request therefor is delivered to Buyer, Seller may execute the document for which the consent is requested and Buyer shall be deemed to have approved same.  Seller will provide a copy of the fully executed contract to Buyer upon execution of any such new contract by Seller and a third party contractor.

          12.  Structural Changes to Improvements.  Subject to the rights of AGS under the AGS Lease, from and after the Effective Date, Seller shall not make or authorize any structural changes to the Improvements or other changes of a material nature prior to Closing without Buyer’s consent unless such changes are required as a result of an emergency in which Seller is not able to notify Buyer prior to the necessity of making such changes.  Buyer’s consent shall not be unreasonably withheld or delayed.  Notice shall be given to Buyer as soon as reasonably possible in connection with structural changes made as a result of an emergency.

          13.  Damage.  If, prior to the Closing, all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer of such fact and at Buyer’s option (to be exercised within ten (10) days after Seller’s notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement, except Buyer’s obligations under Section 6 shall survive such termination.  If Buyer fails to elect to terminate despite such damages, or if the Property is damaged, but not substantially, Seller shall assign to Buyer all right to receive the proceeds of all insurance related to such damage and the Purchase Price shall remain the same.  For purposes of this Section, the words “substantially damaged” mean damage that would cost Fifty Thousand and no/100 Dollars ($50,000.00) or more to repair.

          14.  Condemnation.  If, prior to the Closing Date, (i) eminent domain proceedings are commenced against all or any part of the Property or (ii) any permanent material change, limitation or restrictions to the access to and from the Property and abutting public streets or any permanent material change in the existing traffic patterns in abutting streets, such as modifications, addition or elimination of medians and turn lanes occurs prior to Closing, Seller shall immediately give notice to Buyer of such fact and at Buyer’s option (to be exercised within thirty (30) days after Seller’s notice), this Agreement shall terminate, in which event neither party will have further obligations under this Agreement (except Buyer’s obligations under Section 6 shall survive such termination) and the Earnest Money, and interest accrued thereon, shall be refunded to Buyer.  If Buyer shall fail to give such notice, there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings.  Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Buyer’s prior written consent.

          15.  Default Provisions.

(a)

In the event of a default by Buyer under this Agreement resulting from Buyer’s failure to close in accordance with the terms and provisions of this Agreement, without default on Seller’s part, Seller shall receive the Earnest Money, together with all interest earned thereon, as Seller’s sole and exclusive remedy and as agreed and liquidated damages, whereupon the parties shall be relieved of all further obligations hereunder except Buyer’s obligations under Section 6 hereof, which shall survive termination, in lieu of all other remedies available to the Seller at law or in equity for such default.  Buyer and Seller acknowledge and agree that, in such event, actual damages are difficult or impossible to ascertain and the Earnest Money, together with all interest earned thereon, is a fair and reasonable estimation of the damages of Seller.

Recognizing that Seller will suffer irreparable injury from Buyer’s refusal or failure to buy the Property to Seller, Seller may also elect the remedy of specific performance; provided, however, such action must be commenced within six (6) months of the Buyer’s default.

(b)

In the event of a default by Seller under this Agreement, without any default of Buyer, Buyer at its option shall have the right to receive the return of the Earnest Money together with all interest earned thereon and reimbursement of actual out-of-pocket costs incurred in connection with Buyer’s inspection in an amount not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00), whereupon this Agreement shall terminate and the parties shall be released from all further obligations hereunder except Buyer’s obligations under Section 6 hereof, which shall survive termination, in lieu of all other remedies available to the Buyer at law or in equity for such default.  Buyer and Seller acknowledge and agree that, in such event, actual damages are difficult or impossible to ascertain and the Earnest Money, together with all interest earned thereon, is a fair and reasonable estimation of the damages of Buyer.

Recognizing that Buyer will suffer irreparable injury from Seller’s refusal or failure to sell the Property to Buyer, Buyer may also elect the remedy of specific performance; provided, however, such action must be commenced within six (6) months of the Seller’s default.

          16.  Conditions of Closing.  The Buyer shall have no obligation to close the purchase of the Property and may terminate this Agreement and have the Earnest Money paid to it unless the following conditions (“Closing Conditions”) are met as of the time of Closing or the Buyer, in its discretion, shall have waived any of such conditions:

(a)	All covenants and obligations of the Seller under this Agreement to be performed at or prior to Closing shall have been performed.

(b)

Subject to the terms of Sections 12 and 13, the Property shall be in substantially the same condition at the Closing as existed on the Effective Date, reasonable wear and tear or damage caused by casualty or the Buyer excepted, and no material adverse change shall have occurred with respect to the operation of the Property after the end of the Inspection Period.

(c)	All of the representations and warranties herein shall be true and correct in all material respects at Closing.

(d)

There shall not have been instituted and be pending any litigation: (i) alleging that the Property may not be used for office, warehouse and light manufacturing and processing use; (ii) subject to Section 13, alleging material defects (defects which cost more than $50,000.00 to fix) in the physical condition of the Improvements; (iii) that would impair Seller’s right to sell the Property in accordance with the terms of this Agreement; or (iv) that would, if successful, impose a lien or other encumbrance on the Property which cannot be or is not removed by Seller by payment, bonding or otherwise as set forth in Section 4(c).

(e)	There shall be no outstanding notices of a material violation with respect to Seller’s operation or ownership of the Property thereof from any governmental authority.

          17.  Closing.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on the earlier of (a) the termination date of the AGS Lease, or (b) May 1, 2006 (the “Closing Date”).  The Closing shall take place at 10:00 a.m. local time at the office of the Title Company.  Seller shall deliver possession of the Property to Buyer on the Closing Date.

(a)	Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Buyer the following:

(1)	A Warranty Deed conveying Seller’s interest in the Land, Improvements and Fixtures to Buyer subject only to the Permitted Exceptions.

(2)	Quitclaim Deed conveying the Property Rights subject only to the Permitted Exceptions.

(3)

An Assignment of Intangibles (“Assignment of Intangibles”) for all other Property included in this transaction, including Intangibles, Records, Permits and Licenses, and Plans and Construction Contracts.

(4)

If applicable, the Well and Storage Tank Disclosures and Certificates disclosures required under Minnesota Statute §103I.005, Subd. 21 (for wells) and Minnesota Statute §116.48, Subd. 6 (for storage tanks).

(5)

An Affidavit of Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Property; that there has been no skill, labor or material furnished to the Property at Seller’s request for which payment has not been made or for which mechanics’ liens could be filed and that there are no other unrecorded interests in the Property.

(6)	A “non-foreign” affidavit or certificate pursuant to Internal Revenue Code Section 1445.

(7)	A certificate as to the continuing validity of the Seller’s representations and warranties as of the date of Closing as described in Section 8 hereof.

(8)	A closing statement.

(9)	Evidence of payment to the Broker.

(10)	Keys to all locks and security passcodes for all security systems on the Property.

(11)	All other documents reasonably determined by the Title Company to be necessary to transfer the fee interest in the Property to Buyer in the manner specified herein.

(b)	Buyer’s Closing Documents. On the Closing Date, Buyer shall execute and/or deliver to Seller the following:

(1)

The Closing Payment (or the Purchase Price if the Earnest Money is returned to Buyer pursuant to Section 2), by wire transfer of U.S. Federal Funds, to be received in the Title Company’s trust account, for delivery to Seller, on the Closing Date.

(2)	Assignment of Intangibles.

(3)	A closing statement.

(4)	A certificate as to the continuing validity of the Buyer’s representations and warranties as of the date of Closing as described in Section 9 hereof.

(5)	Such Affidavit of Buyer, Certificate of Real Estate Value or other documents as may be reasonably required by the Title Company in order to record the Warranty Deed.

          18.  Prorations and Allocations.  Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement which prorations and allocations shall be based upon the actual number of days of ownership of the Property with Buyer owning the Property as of the date of Closing:

(a)

Title, Survey and Closing Fee.  Seller shall pay all costs of the Commitment.  Buyer shall pay all premiums required for the issuance of any owner’s or lender’s title policy issued pursuant to the Commitment.  Seller shall pay all costs of the Survey.  Seller and Buyer shall share equally the Title Company’s closing fee or charge.

(b)

Real Estate Taxes and Special Assessments.  General real estate taxes and installments of special assessments payable therewith (collectively “Taxes”) due and payable in the year prior to the year in which the Closing Date occurs and all prior years shall be paid by Seller.  Taxes due and payable in the year in which the Closing Date occurs shall be prorated between Seller and Buyer as of the Closing Date.  Buyer shall pay the Taxes due and payable in the year subsequent to the year in which the Closing Date occurs and thereafter.  Seller shall pay all special assessments levied, pending or ordered against the Property which are not certified for payment as installments as of the Closing Date.

(c)

Recording Costs.  Seller will pay the cost of recording all documents necessary to place record title in the condition warranted and represented by Seller in this Agreement and the cost of recording the Warranty Deed, including the applicable state deed tax.

(d)

Attorneys’ Fees.  Each of the parties will pay its own attorneys’ fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorneys’ fees and court costs incurred by the non-defaulting party to enforce its rights regarding such default.

          19.  Broker’s Commission.  Seller has been represented by Colliers Turley Martin Tucker.  Seller and Buyer represent and warrant to each other that they have dealt with no other brokers, finders or the like in connection with this transaction, and agree to indemnify each other and to hold each other harmless against all other claims, damages, costs or expenses of or for any fees or commissions resulting from their separate actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys’ fees.  Seller shall pay any commission of Colliers Turley Martin Tucker at Closing.

          20.  Building Separation.  The Buyer acknowledges that the Property is currently connected to a building located at 4201 Woodland Road, Circle Pines, Minnesota, via an aboveground tunnel.  The Buyer, as a material condition of this Agreement, agrees within sixty (60) days after Closing, at its sole expense, to demolish the tunnel, separate the buildings, repair any damage caused by such actions, reconstruct the tunnel openings to create appropriate barrier walls on both buildings, and establish independent building systems as necessary for both buildings, including but not limited to electrical and sprinkler systems (collectively the “Separation Work”).  If Buyer fails to complete the Separation Work within ninety (90) days following Closing, Seller, after providing Buyer with ten (10) days prior written notice, may perform such work.  If applicable, Buyer agrees to pay costs and expenses of the Separation Work incurred by Seller upon demand.

          21.  Termination of AGS Lease.  As of the Effective Date, the Property is leased to AGS pursuant to the AGS Lease.  The AGS Lease is scheduled to expire on April 30, 2006.  Seller will use its best efforts to cause AGS to timely vacate the Property and remove all of the personal property belonging to AGS from the Property prior to the Closing Date.  If AGS fails to vacate the Property on or before the Closing Date, the Closing will be postponed until such time as AGS has fully vacated the Property.

          22.  Notice to Utilities.  Seller shall notify all utility companies of this sale and shall arrange for change-over of responsibility for utilities as of the date of Closing.

          23.  1031 Exchange.  Seller acknowledges that Buyer may acquire the Property as “Replacement Property” in a tax deferred exchange (an “Exchange”) within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).  Buyer expressly reserves the right to assign its rights, but not its obligations, under this Agreement to a “Qualified Intermediary” as provided under the Code or otherwise engage in an Exchange with respect to the Property in a manner allowed by the Code. Seller shall reasonably cooperate with Buyer to complete the Exchange if so elected by Buyer, provided Seller shall not be required to incur additional or material liabilities, expenses or obligations with respect to any such Exchange, nor shall the Closing be delayed, postponed or conditioned on the completion of any such Exchange.

          24.  Notices.  Any notices required or permitted to be given hereunder shall be in writing and shall be effective (i) when delivered personally, (ii) when received by overnight courier service or facsimile communications (provided that a copy of such notice is deposited in the United States mail within one (1) business day of the facsimile transmission) or (iii) three (3) days after being deposited in the United States Mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as the parties hereto may designate in the manner set forth herein):

If to Seller:	Northern Technologies International Corporation
6680 North Highway 49 Lino Lakes, Minnesota 55014 Attn: Matthew Wolsfeld

With Copy to:	Elizabeth Sheehan Oppenheimer Wolff & Donnelly LLP 45 South Seventh Street, Suite 3300 Minneapolis, Minnesota 55402

If to Buyer:	Circle Pines Mainstreet II, LLC c/o The Beard Group, Inc. 750 – 2nd Street NE, Suite 100 Hopkins, Minnesota 55343 Attn: Bill Beard

With Copy to:	Laura L. Krenz Lindquist & Vennum PLLP 4200 IDS Center 80 S. 8th Street Minneapolis, Minnesota 55402

          25.  Miscellaneous.

(a)

In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning which will carry out the intended meaning of this Agreement, and the remainder of this Agreement shall be construed to be in full force and effect.

(b)	In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.

(c)

In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

(d)	All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

(e)	Time shall be of the essence for each and every provision of this Agreement.

(f)

Buyer, at the option of Buyer, may waive any right conferred upon the Buyer by this Agreement.  Except as otherwise provided herein, such waiver may be made by, and only by, giving Seller written notice specifically describing the right waived.

(g)	This Agreement and the rights hereunder may not be assigned by either party.

(h)

Except as otherwise provided herein, this Agreement and all the terms, covenants, representations, warranties and provisions hereof do not survive the Closing and shall be merged into the deed and/or any of the other documents of conveyance.

(i)	The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

(j)

This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property.  There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in a writing executed by the parties.

(k)	This Agreement binds and benefits the parties and their successors and assigns.

(l)	This Agreement has been made under the laws of the State of Minnesota, and such laws will control its interpretation.

(Signature Pages to Follow)

          IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:

CIRCLE PINES MAINSTREET II, LLC

By:	/s/ BILL BEARD

Its:	President

STATE OF MINNESOTA	)
) ss.
COUNTY OF ANOKA	)

          The foregoing instrument was acknowledged before me this 24th day of June, 2005, by Bill Beard, the President of Circle Pines Mainstreet II, LLC, a Minnesota limited liability company, on behalf of the company.

/s/

Notary Public

BUYER:

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By:	/s/ MATTHEW C. WOLSFELD

Its:	Chief Financial Officer

STATE OF MINNESOTA	)
) ss.
COUNTY OF ANOKA	)

          The foregoing instrument was acknowledged before me this 24th day of June, 2005, by Matthew C. Wolsfeld, the Chief Financial Officer of NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Minnesota corporation, on behalf of the corporation.

/s/ ALICE HALVORSON

Notary Public

EXHIBIT A

Legal Description of the Property

The real property located in Anoka County, Minnesota, to be replatted and legally described prior to Closing as follows:

          Lot 2, Block 1, Village at Circle Pines Third Addition, Anoka County, Minnesota.

EXHIBIT A-1

Depiction of the Property

[Attach copy of Preliminary Plat]